Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Erick Mason
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, (212) 850-5651

For Immediate Release

GUITAR CENTER SIGNS AGREEMENT TO ACQUIRE SUBSTANTIALLY ALL
THE ASSETS OF THE WOODWIND & THE BRASSWIND

Proposed Asset Purchase Arrangement through The Woodwind & The Brasswind
Bankruptcy will Expand the Company’s Direct Response Division

WESTLAKE VILLAGE, Calif. (November 22, 2006) – Guitar Center today announced that it has signed an asset purchase agreement to acquire substantially all the assets of The Woodwind & The Brasswind under section 363 of the United States Bankruptcy Code.  Under the terms of the agreement, Guitar Center will acquire The Woodwind & The Brasswind’s inventory of band and orchestra and combo instruments, accounts receivable, trade names and certain other intangible assets.  The transaction is subject to a number of conditions, including bankruptcy court approval, and is also subject to overbid at a bankruptcy auction expected to be held in January 2007.

Marty Albertson, Chairman and Chief Executive Officer of Guitar Center, said, “The acquisition of assets of The Woodwind & The Brasswind, including the Woodwind and Brasswind and Music123 websites, will enable us to further expand the already strong combo instrument business at Musician’s Friend as well as build out our direct response band and orchestra business.  We are excited about the opportunity to broaden our customer base and continue the growth of our direct response business.”

The Woodwind & The Brasswind filed for bankruptcy protection in Indiana on November 21, 2006.  The proposed asset acquisition agreement was entered into by the

Musician’s Friend subsidiary of Guitar Center.  Under the agreement, only very limited trade obligations and other pre-petition liabilities of The Woodwind &The Brasswind are being assumed.

About Guitar Center

Guitar Center is the leading United States retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  Our retail store subsidiary presently operates more than 195 Guitar Center stores across the United States.  In addition, our Music & Arts division operates more than 90 stores specializing in band instruments for sale and rental, serving teachers, band directors, college professors and students.  We are also the largest direct response retailer of musical instruments in the United States through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and website, www.musiciansfriend.com. More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the acquisition of substantially all of the assets of The Woodwind & The Brasswind.  The forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for subsequent quarters, which have been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.